EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 19, 2009 relating to the financial statements and financial highlights which appear in the March 31, 2009 Annual Report to Shareholders of the American Century Capital Preservation Fund and our reports dated May 21, 2009, relating to the financial statements and financial highlights which appear in the March 31, 2009 Annual Reports to Shareholders of the American Century Ginnie Mae Fund, Government Bond Fund, Inflation-Adjusted Fund and Short-Term Government Fund, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP
Kansas City, Missouri
July 23, 2009